EXHIBIT 99.1

THIS EXHIBIT 99.1 TO THIS CURRENT REPORT ON FORM 8-K IS FILED WITH RESPECT TO CERTAIN INFORMATION RELATING TO THE REGISTRANT’S FISCAL YEAR ENDED DECEMBER 31, 2000. NO ATTEMPT HAS BEEN MADE IN THIS EXHIBIT 99.1 TO UPDATE THE REGISTRANT’S DISCLOSURES AND FORWARD-LOOKING STATEMENTS FOR EVENTS THAT HAVE OCCURRED OR CIRCUMSTANCES THAT HAVE ARISEN SUBSEQUENT TO THE MARCH 13, 2001 INITIAL FILING DATE OF THE REGISTRANT’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

THIS EXHIBIT 99.1 SHOULD BE READ IN CONJUNCTION WITH THE REGISTRANT’S OTHER PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION AND IN PARTICULAR THOSE FILED SUBSEQUENT TO MARCH 13, 2001.

The following relates to “Part I—Item 1—Business” of the Registrant’s Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 13, 2001 (the “2000 Form 10-K”).

PART I

ITEM 1.	BUSINESS

Overview

     Nortel Networks Limited is a leading global supplier of products and services that support the Internet and other public and private data, voice, and multimedia communications systems using terrestrial and wireless technologies which we refer to as “networking solutions.” Our networking solutions generally bring together diverse networking products from our various product families, and related services, to create either a customized or “off the shelf” solution for our customers. Our business consists of the design, development, manufacture, assembly, marketing, sale, licensing, financing, installation, servicing, and support of networking solutions. Our networking solutions include network equipment, software, and other technologies that enable communications service providers, such as local and long-distance telephone companies, Internet service providers, and other service providers, to provide their customers with the ability to network locally or globally, through the use of data, voice, and multimedia communications. Our networking solutions also provide enterprises, such as large and small businesses, governments, and other organizations, with the ability to network locally or globally within their organization and with other individuals and organizations through the use of data, voice, and multimedia communications. With our networking solutions, we are focused on building the infrastructure and applications for the new, high-performance Internet.

     The Company’s principal executive offices are located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6; telephone number (905) 863-0000. The Company was originally incorporated under the laws of Canada as the Northern Electric Company, Limited (a successor to the business of Northern Electric and Manufacturing Company, Limited, a subsidiary of Bell Canada incorporated in 1895) on January 5, 1914. The Company participated in a corporate amalgamation with two of its wholly owned subsidiaries on January 4, 1982. The Company changed its name to Northern Telecom Limited on March 1, 1976, to Nortel Networks Corporation on April 29, 1999, and to Nortel Networks Limited on May 1, 2000.

     On May 1, 2000, the Company participated in a Canadian court-approved plan of arrangement with Nortel Networks Corporation, previously known as New Nortel Inc., and BCE Inc., the largest shareholder of the Company prior to the plan of arrangement. In connection with the plan of arrangement on May 1, 2000:

•	the Company changed its name to Nortel Networks Limited;

•	the holders of the outstanding publicly traded common shares of the Company became common shareholders of Nortel Networks Corporation;

•	common shares of Nortel Networks Corporation were distributed to the common shareholders of BCE; and

•	the Company became the principal operating subsidiary of Nortel Networks Corporation.

     For details, see “Developments in 2000—BCE plan of arrangement” commencing on page 22 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K. References to “the Company” mean Nortel Networks Limited without its subsidiaries. References to “we,” “our,” “us,” or “Nortel Networks” mean Nortel Networks Limited and its subsidiaries.

     In recent years, we have carried on business in two operating segments: our service provider and carrier segment, and our enterprise segment. For a description of the products and services offered by these two operating segments, see “Products” below. The communications industry has experienced and continues to experience rapid changes in the technologies used to service its customers’ needs. To reflect the continued evolution of our customers’ needs, and the resulting evolution of our business, we are changing the way we manage our business. We anticipate that our product categories and operating segments will be modified and reported in our financial information on a new basis commencing the quarter ended March 31, 2001. For a discussion of our proposed operating segments and product categories, see “Outlook and Industry Developments—Evolution of Operating Segments and Product Categories” commencing on page 17 of the 2000 Form 10-K.

Products

     The discussion below describes the products and services offered by our service provider and carrier segment, and our enterprise segment. This discussion does not reflect the anticipated reclassification of our operating segments and product categories. For a discussion of our proposed operating segments and product categories, see “Outlook and Industry Developments—Evolution of Operating Segments and Product Categories” on page 17 of the 2000 Form 10-K.

     Our networking solutions for both our service provider and carrier customers and our enterprise customers include network equipment, software, and other technologies that enable communications locally or globally through the use of data, voice and multimedia networking. In our industry, networking refers to:

•	the connecting of two or more communications devices, such as telephones for voice communications, and personal computers for data communications, across short or long distances to create a “network”;

•	the connecting of two or more networks; or

•	the connecting of equipment used in a network.

A telecommunications network generally consists of network access equipment, network transport equipment, and core networking equipment. Network access refers to the portion of a network that runs from an end user to the interior, or “core,” areas of a network. Residential and business end users are connected to a network to send or receive data, voice or multimedia communications. An end user may be connected to the network by copper wire cable, fiber optic cable or coaxial cable, which is commonly referred to as wireline or terrestrial network access, or by using a wireless device that transmits and receives radio signals. Multiple wireline connections or wireless signals are connected to a network with network access equipment. The network access equipment is then connected to network transport equipment that sends the communications signals through the network. Network transport refers to the portion of a network that runs from network access equipment to core networking equipment, or from core networking equipment in one location to core networking equipment in another location. Network transport may be via wireline cabling (copper wire, fiber optic, or coaxial), or via wireless radio signals transmitted through the air between locations using antennas. Network transport by wireless radio signals is also known as digital radio transport. The most common method for long-distance network transport is optical networking, which uses light particles/waves to transmit communications signals through fiber optic cables. Core networking refers to the apparatus and workings of the interior areas of a network. Core networking equipment directs, routes, or “switches” the data, voice, and multimedia communications signals from one network circuit to another. Wireless networking, also known as mobility networking, refers to communications networks that enable end users to be mobile while they send and receive voice and data communications using a wireless device, such as a cellular telephone. These networks use specialized network access equipment and specialized core networking equipment that enable an end user to be connected and identified despite the lack of a fixed location.

   Service Provider and Carrier Products

     Our service provider and carrier customers include local and long-distance telephone companies, Internet service providers, wireless network operators, and other communications service providers. We refer you to “Markets, Customers, and Competition—Service Provider and Carrier Segment” on page 10 below. We offer an extensive portfolio of solutions to our service provider and carrier customers, including optical networking solutions, network access solutions, core networking solutions, wireless networking solutions, and professional services. We also manufacture optical networking components.

     Our optical networking solutions include a broad range of local and long-distance optical networking products and services to address the needs of service providers and carriers. Optical networks transport data, voice, and multimedia communications between locations within a city or between cities, countries, or continents by transmitting communications signals in the form of light particles/waves through fiber optic cables. Optical networking is the most common method for long-distance transport of communications signals between the various locations within a service provider’s or carrier’s network.

•	Our optical long-haul transmission products are designed to provide long-distance, high-capacity transport of data, voice, and multimedia communications signals for operators of land-based and undersea (submarine) communications networks. Optical long-haul transport refers to fiber optic telecommunications links that span large distances, such as the circuits in networks that run between cities, between states, and between nations. Optical transmission terminals are connected at the ends of the fiber optic cable and send data, voice and multimedia communications signals through the cable using light particles/waves. Optical transmission repeaters are used at locations along fiber optic cables that span long distances to strengthen the signal. Our optical long-haul products include transmission terminals, such as the OPTera LH 1600, the SDMS TransportNode OC-192, and the TN64X, transmission repeaters, such as the Multiwavelength Optical Repeater, and other equipment based on common global transmission technologies. Our OPTera LH 1600 transmission terminals use Dense Wavelength Division Multiplexing (DWDM) technology to optimize fiber optic based networks. DWDM allows multiple light particle/wave signals to be transmitted on the same fiber optic strand at the same time by using different wavelengths of light to distinguish the signals, thereby increasing the capacity and flexibility of a network.

•	Our optical switching products enable data, voice, and multimedia communications signals in optical fibers to be selectively directed or “switched” from one network circuit to another. Our products provide grooming (the packing of lower speed signals into higher speed signals to maximize the use of network capacity), aggregation, and protection of the end users’ communications traffic, and focus on delivering low cost solutions to switch large amounts of information. Products in this category include the OPTera Connect DX and OPTera Metro 3000 series.

•	Our metropolitan optical transmission products are designed to transport data within a city or between cities of close range. We offer a suite of metropolitan optical solutions designed to reduce the congested and complex metropolitan networking bottleneck created by the wide range of users and services that exist within cities (such as businesses, banks, schools, and home users all using the Internet and phone lines). Our metropolitan optical transmission product line supports data, voice, video, Ethernet (a computer networking protocol), and other types of protocols (such as those used for data backup and storage), and is designed to be expandable, contractible, and generally flexible in order to support the dynamic communications traffic patterns, both in terms of volume and type, that exist within cities. Our product portfolio for metropolitan optical networks consists primarily of the OPTera Metro 5000 series and the OPTera Metro 3000 series. Our OPTera Metro 5000 Multiservice Platform series uses DWDM technology to optimize fiber optic based networks. The Nortel Networks OPTera Metro 3000 Multiservice Platform series provides lower cost products to address a broad range of communications transport needs in metropolitan fiber optic networks.

     We offer our service provider and carrier customers an extensive range of network access products using wireline and wireless technologies. Our network access products include products that support copper wire cable (which is the traditional end-user connection in telephone networks), including the AccessNode family of products, the CVX remote access switches, and the Universal Edge product family. Our wireless network access products, which connect an end user situated at a fixed location to a network by receiving and transmitting radio signals for data, voice and multimedia communications, include our Broadband Wireless Access and our Fixed Wireless Access products. In addition to these wireless and copper wire cable network access products, we also offer network access products for use with fiber optic cabling (we refer you to the discussion of the OPTera Metro products discussed above), as well as Arris access products for use with coaxial cable networks.

•	Our AccessNode family of products provide voice and low speed data service to residential and business subscribers. A subscriber’s telephone set or data modem sends analog signals that represent speech and data modem tones through the copper wires of the public telephone network to the AccessNode products located in the service provider’s local network. The AccessNode products then convert the received analog signal to a digital signal that is then transported deeper into the service provider’s network to the core networking equipment.

•	Our Universal Edge family of products provides high speed data service for Digital Subscriber Line (DSL) technologies as well as traditional voice services. DSL technologies provide high speed data service on the same copper telephone wire that is used for voice and low speed data services. DSL technologies require that a digital modem be located at the subscriber’s location (business or residential), and permit the communications signals to be transmitted through the network entirely in digital format, allowing for much greater data transmission speeds than can be achieved with analog communications signals. Our DSL products also enable voice and data calls to be made simultaneously over the same copper telephone wires.

•	Our CVX family of products is designed to allow service providers to offer telephone network dialed access to the Internet for residential and business users via the user’s analog or digital computer modems. This product group also allows service providers to offer virtual private network remote access to corporations, which enables their employees to gain secure access to the corporate network via their computer modems from locations around the world. “Virtual private networks” allow end users to access private networks, usually corporate networks, through the public telephone network using security features, such as password access and encryption. The Internet access services provided by our CVX products are primarily used over the public telephone network, but may also be used in certain wireless networks around the world that are based on the GSM (global system for mobile communications) standard.

•	Our Broadband Wireless Access products, which include Internet BWA 5100, are designed to allow service providers to provide Internet access for business users using wireless radio signal connections to the network. These products allow the connection of both voice and data devices. In addition, our range of wireless microwave transmission products, known as X30 and X40, provide a very high speed transmission of information between two locations on a data network using a microwave radio signal.

•	Our Fixed Wireless Access products are designed to provide residential and small business end users with high quality voice and low speed data access to the public telephone network through a fixed wireless connection. Fixed Wireless Access is often used as a substitute for copper wire cable and consists of a base station for the service provider that can support up to 3,000 subscribers, and end user equipment that consists of an outdoor antenna, and a small indoor unit that provides standard connections to residential telephone handsets. The system also has a remote element manager that provides the service provider with network management capabilities. Our Fixed Wireless Access solution is designed to provide the equivalent of wireline quality using a proprietary wireless technology.

     We offer core networking solutions to our service provider and carrier customers. These solutions include switching systems, aggregation products, and network management systems for data, voice, and multimedia networks. Switching systems enable communications signals to be selectively directed or “switched” from one network circuit to another. Our switching products include Passport multi-service switching products, traditional digital switching systems, and Contivity switching systems for virtual private networks. Aggregation products are designed to give service providers the ability to logically group residential and business subscribers in order to re-direct them to various Internet service providers or to offer value added services on a per subscriber basis. Our aggregation products include our Shasta Broadband Service Node products. Network management systems provide management, surveillance, alarm reporting and networking statistical reporting to ensure the network is operating in the manner expected by end users. These systems are designed to give service providers the ability to monitor the performance of their network and to make changes to the performance of the network, including the provisioning of new services for end-users. Our network management systems include our Preside product offering.

•	Our Succession solution is a portfolio of switching and other products designed to give service providers the ability to support data networking without replacing their existing voice networks, and the ability to add voice services to existing data networks. The Succession product portfolio uses products that work with equipment from other vendors to provide complete network solutions for customers building new networks, and for customers who want to transform their traditional telephone network into a cost-efficient data network.

•	Our traditional digital switching system—called DMS, for Digital Multiplex System—provides local, toll, long-distance, operator services, and international gateway solutions. DMS systems enable telephone companies and other service providers to switch communications signals from one network circuit to another and form a fundamental part of a service provider’s network. The primary function of these systems is to enable service providers to connect people making local and long-distance telephone calls. DMS systems also provide for a broad range of service capabilities, including advanced functions such as voicemail and call waiting, to be offered to the service provider’s residential or business customers. We also use our DMS products for wireless switching and in other core networking solutions, and DMS products provide the basis for our Succession solutions, which reuse many of the same elements and functions.

•	Our Passport family of multi-service switching products offers high-speed, high-capacity data switching to support a wide range of data communications technologies, including multi-protocol label switching, asynchronous transfer mode, Internet protocol (IP), and frame relay services. These products are also key components of our Succession solution, DSL network access solutions, Internet protocol virtual private network services, and third generation, or 3G, wireless network data switching.

•	Our Shasta Broadband Service Node products offer Internet protocol services designed to allow service providers to logically group, or aggregate, and sort tens of thousands of residential and business subscribers that use a wide range of data network access technologies, including standard dial-up over copper telephone wire, DSL, asynchronous transfer mode, wireless, frame relay, and coaxial cable technologies. These products are also designed to enable service providers to centrally apply data network services for end-users, such as Internet security.

•	Our Preside products are network management software solutions. Preside is sold in standard and enhanced software bundles and is designed to help service providers monitor network faults and performance, set up and activate equipment in the network, and provide aspects of service accounting to facilitate billing management. Our Preside products are an integral part of our optical networking, network access, core networking, and wireless networking solutions.

•	Our Contivity portfolio of switching platforms for Internet-based virtual private networks are designed to enable service providers to offer secure Internet access for remote users, corporate intranets and corporate extranets. These products are also designed to enable service providers to offer secure enterprise site-to-site communications.

     We also offer a broad portfolio of solutions for wireless communications networks, also known as mobility networks. Wireless communications networks enable end users to be mobile while they send and receive voice and data communications using a wireless device, such as a cellular telephone. Wireless networking products enable an end user to be identified despite the lack of a fixed location. First generation (1G) wireless technology refers to wireless communications networks that are limited to voice communications. Second generation (2G) wireless technology refers to wireless networks that have limited data transmission capabilities. Third generation (3G) wireless technology refers to wireless communications networks with voice, high speed data, and multimedia transmission capabilities. Our existing wireless network systems span most major global digital standards for mobile networks and have 1G, 2G and “2.5G” capabilities. “2.5G” wireless technology has 2G technology capabilities with improved data transmission capabilities; however, these are not at the 3G transmission rates. We are committed to developing and delivering 3G wireless solutions.

•	TDMA (time division multiple access) — TDMA is a 2G wireless technology that involves multiple digital communications signals being sent using one high speed radio frequency channel by assigning each communications signal to a separate time slot for transmission. Each of the time slots contains digitally encoded voice information. Our TDMA portfolio consists of network access (radio) and core networking (switching and control) hardware and software that are designed to provide wireless network operators with network solutions that deliver high quality voice service as well as advanced network features designed to reduce operational costs and increase network capacity.

•	CDMA (code division multiple access) — CDMA uses codes, much like encryption, to distinguish one call from another, with all calls in a given cell transmitted over the entire range of radio frequencies assigned to the operator within the cell. This is in contrast to TDMA, which uses time slots to distinguish calls over a single frequency. Our CDMA portfolio includes network access (radio) and core networking (switching and control) products that support high quality voice and evolving 3G high speed data networks. We are currently designing CDMA 3G solutions to allow wireless network operators to transition more easily to 3G solutions from traditional CDMA standards by providing for a high degree of equipment re-use as the transition is made. Our CDMA 3G solutions are currently in customer trials.

•	GSM (global system for mobile communications), GPRS (general packet radio standard) and UMTS (universal mobile telecommunications system) — GSM is a 2G wireless standard that uses time division access technology. GSM networks are evolving to carry data, as well as voice, with the introduction of GPRS. GPRS is viewed as a 2.5G technology that provides an intermediate step between second and third generation wireless networks. Our GSM portfolio is being augmented with GPRS solutions that combine enhanced wireless access and switching technology with our Passport and Contivity data switching products These networks are also designed to support the eventual transition from GPRS to the UMTS 3G wireless standard. UMTS combines CDMA-based radio access with advanced switching techniques to yield high capacity, high speed wireless networks for voice, data and multimedia applications. Our UMTS 3G wireless technology is currently in development.

In addition, our Unified Payment products provide near real time billing data to customers’ billing systems. These products enable wireless service providers to operate both pre-paid and post-paid wireless subscription services. These products also provide interfaces to e-commerce and voice recognition platforms that allow wireless service providers to implement end-to-end billing solutions.

     We provide customers with a comprehensive suite of professional services designed to help realize their vision of the high performance Internet. We offer specialized services in a variety of global practice areas.

•	Next Generation Infrastructure Services – strategic planning, network design, and the building and certification of next-generation networks, including services focused on transforming traditional voice networks to an Internet-ready network architecture.

•	Operations and Business Support Solutions (OSS/BSS) – operational planning, consulting, and integration services relating to network management solutions and network intensive applications supporting the overall operation of networks.

•	Managed Services – technology and process outsourcing services designed to improve operational efficiency and facilitate time to market through programs ranging from complete operational support of large enterprise networks to customized outsourcing programs for service providers.

•	Applications and Content Solutions – services designed to enable service providers to deliver content and applications effectively and profitably over their networks to their enterprise customers.

In addition, we offer a complete range of services associated with the installation and ongoing technical support of network solutions through our global customer care organization.

     We also manufacture optical components for incorporation into our own products and for sale to other network equipment manufacturers. Some of our optical components products include:

•	Optical transmitters — Devices that accept an electrical signal as an input, and use it to modulate an opto-electronic device to produce a stream of light particles — an optical signal — capable of being transmitted over fiber optic cable.

•	Optical receivers — Devices that detect an optical signal, convert it to an electrical signal, and process the electrical signal as required for further use.

•	Amplifiers — Devices that increase the intensity of an optical signal directly, without the need to convert it to an electrical signal, or that increase the intensity of an optical signal indirectly by converting it to an electrical signal that is then intensified electrically and reconverted to an optical signal.

•	Attenuators — Devices that reduce the intensity of an optical signal with minimal distortion.

•	Lasers — Devices that control the way energized atoms release photons, producing light suitable for optical networks.

•	Filters — Devices that transmit only part of the input optical signal and change the light properties of the signal.

   Enterprise Products

     We offer our enterprise products and services to a broad range of customers around the world, including large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations. We offer data networking solutions, voice communications systems, and electronic commerce solutions for an organization’s networks to our enterprise customers.

     We provide our enterprise customers with a variety of high performance data networking solutions for their:

•	networks within a building (local area networks);

•	networks within a small area where multiple buildings are located and that maintain corporate communications for access by branch sites (campus networks);

•	networks within a metropolitan urban area with high population density (metropolitan area networks); and

•	networks across long distances to connect locations in different cities, states, and countries (wide area networks).

We offer our enterprise customers switching systems, routers, and network management systems for data, voice, and multimedia networks. Switching systems enable communications signals to be selectively directed or “switched” from one network circuit to another. Our enterprise switching solutions include Passport multi-service switching products, and BayStack switches for local area networks. Our enterprise Passport products function similarly to the service provider and carrier Passport products described on page 6 above, except that they are designed for the configurations and capacities of enterprise networks. Routers direct data communications within a data network. Our enterprise routing products include our Bay router portfolio. Network management systems provide enterprises with management, surveillance, alarm reporting, and networking statistical reporting to ensure the network is operating in the manner expected. Our enterprise network management systems include our Optivity product offering.

•	Our Baystack and Business Policy Switch 2000 portfolio is a series of high performance switches for small to large local area networks that use the Ethernet, a standard computer networking protocol for local area networks. These switching systems provide a higher performance solution for workstation-to-workstation communications, and are designed to allow the prioritization of communications traffic to ensure network integrity for certain applications, such as systems for voice communications over the Internet.

•	Our Bay router portfolio is a family of routers that work with a variety of data networking protocols to offer expandable, contractible, and cost-effective connections for use in our enterprise customers’ local area networks, campus networks, and wide area networks. These solutions use the Internet protocol standard to route data communications traffic from one corporate site to another within an enterprise’s network. These routers are designed to support many different interfaces and standards for local area networks, campus networks, and wide area networks so that they will work in nearly any enterprise communications network.

•	Our Optivity software products and applications are used for network management, services management, directory management, and policy management, and are designed to allow an enterprise to manage its network through alarm and fault management reporting. These systems are designed to give enterprises the ability to monitor the performance of their network and to make changes to the performance of their network. These solutions also allow for the setting of policies on a per user basis that permits users to access certain data and have priority over other users in the network.

     We offer our customers a wide range of enterprise telephone systems to serve the voice communications needs of small, medium, and large organizations.

•	Our Meridian digital switching systems provide communications solutions for small, medium and large commercial enterprises and government environments, and support a wide range of voice, data, and multimedia communications. They provide traditional voice communications features, such as call waiting and call forwarding, as well as advanced voice services, multimedia applications, and other networking capabilities. Our Meridian products include the Meridian 1, the Meridian SL-100, and the Meridian 6500. Our enterprise customers can also configure their Meridian 1 systems to send voice communications over the Internet with our Internet Telephony Gateway products and our i2004 Internet Telephones, thereby reducing their communications costs while protecting their current telephone infrastructure investment.

•	Our Norstar digital telephone system for branch offices and small to medium-sized businesses, accommodates up to 200 extensions, and can be configured with a suite of applications, such as voice messaging, cordless phones, contact center software, and interactive voice response systems. Norstar can also be used by Meridian enterprise customers to give the branch offices of large organizations their own centralized telephone system attendant and centralized voice messaging.

•	Our Business Communications Manager is a telephone system that uses both digital and Internet protocol technologies. This product is designed for use by branch offices and small to medium-sized businesses to combine both voice and data communications on a single network. This solution can be implemented into the enterprise’s existing voice and data communications infrastructure, allowing migration from current systems and networks to next generation Internet-based systems. Available applications include voice messaging, cordless phones, contact center software, and data communications routing.

     Our advanced technologies for electronic commerce (also known as e-commerce), including call centers, interactive voice response systems, web-response centers, and advanced speech recognition systems, are used by enterprise customers that are building high performance customer service environments. These e-commerce systems are designed to enable enterprises to integrate customers into their electronic business processes in a way that facilitates engaging and transacting with customers, fulfilling their transaction requirements, and servicing their continuing needs.

•	Our Clarify customer relationship management software integrates the records and information from an enterprise’s call centers, web sites, sales teams, and customer service teams into a single database, and is designed to enable enterprises to better manage their customer relationships by providing an enterprise with a consolidated view of its customer information and interactions.

•	Our Periphonics interactive voice response systems automate functions often conducted by a company’s telephone agents. Our interactive voice response systems answer the telephone, greet callers, offer menu options, and provide information to the caller in a consistent, accurate manner. These systems use advanced speech recognition systems to allow a caller to interact with the system by orally responding to questions or prompts presented to the caller by the system.

•	Our Symposium call center portfolio of products provides call center solutions for small, medium and large organizations. Our Symposium call center solutions can provide either a traditional circuit switch voice system or an Internet-based call center solution. Our Symposium call center products include the Symposium Call Center Server for medium to large enterprises, the Symposium Express Call Center for small to medium enterprises, the Symposium Web Center Portal for multimedia contact centers to provide interactive customer services through an enterprise’s website, and the Symposium CTI Suite of software and related tools designed to fully integrate the call center into the enterprise’s business environment.

     We also offer professional telecommunications management and consulting services to governments and enterprises. We refer you to the discussion of professional services in “Products—Service Provider and Carrier Products” commencing on page 3 above.

Markets, Customers, and Competition

     We operate globally, and have offices in the following geographic regions:

•	Canada;

•	the United States;

•	Europe, the Middle East and Africa;

•	the Caribbean and Latin America; and

•	Asia Pacific.

     We believe the risk to our foreign assets and operations from the actions of foreign governments and political unrest is not material to our consolidated operations.

   Service Provider and Carrier Segment

     Service Provider and Carrier Markets, Customers, and Competition — General

     We are a leading supplier of networking solutions and services that enable service providers, such as local and long-distance telephone companies, Internet service providers, and other communications service providers, to build and enhance their communications networks to provide their customers with the ability to network locally or globally, through the use of data, voice, and multimedia communications. Communications network operators, such as local and long-distance telephone companies and wireless network operators, are often referred to in our industry as “carriers” (that is, transporters of communications signals), and are a particular type of communications service provider. We are a leading provider worldwide of optical networking solutions that enable service providers and carriers to efficiently transport information over fiber optic cables. We sell our service provider and carrier products globally, primarily through our direct sales force, but also through domestic and international distributors and licensees. Our service provider and carrier customers include:

•	incumbent local telephone companies and new competitive local telephone companies (also known as incumbent local exchange carriers, or ILECs, and competitive local exchange carriers, or CLECs);

•	long-distance telephone companies (also known as interexchange carriers);

•	service providers with global businesses;

•	wireless service providers;

•	Internet service providers;

•	service providers that sell shared use of business software applications (also known as application service providers);

•	resellers of communications network services;

•	public utilities;

•	cable television companies; and

•	service providers that sell web hosting services (also known as hosting service providers).

     Our primary competitors in the global service provider and carrier market include:

•	telecommunications equipment suppliers, such as Alcatel S.A., Lucent Technologies Inc., Siemens Aktiengesellschaft, and Telefonaktiebolagat LM Ericsson;

•	data networking companies, including Cisco Systems, Inc.;

•	providers of wireless networking systems, including Nokia Corporation and Motorola, Inc.;

•	providers of optical networking solutions, including Fujitsu Limited and Marconi plc; and

•	to a lesser extent, smaller, specialized companies and “start-up” ventures.

Competition from smaller, specialized companies and “start-up” ventures may increase if they align with other companies, or if they focus on rapidly growing markets with low barriers to entry and rapid technological change. For example, we currently face competition from many smaller, specialized companies in the sale of optical networking solutions, such as CIENA Corporation. In addition, some of our primary competitors have been strengthened by alliances with other companies that enable them to provide more comprehensive product and service offerings than they otherwise could individually. In the area of optical components manufacturing, we compete to a limited extent with certain of our optical component suppliers. Also, several of our external customers for optical components are primary competitors in other areas of our business.

     Expenditures by service providers and carriers in recent years have been driven by increased demand for data networking bandwidth, by growth in wireless communications, and by new business opportunities created by the Internet and the ongoing decrease in the regulation of the telecommunications industry around the world. The continued shift towards global telecommunications deregulation, when combined with expected increasing consumer demand over the longer term and rapid technological change, are expected to continue to create opportunities for us as a global provider of data, voice, and video networking systems by:

•	increasing our access to established service providers and carriers in previously restricted markets;

•	accelerating the expansion of service provider and carrier networks and services by promoting competitive market conditions; and

•	expanding our potential customer base by creating opportunities for new service providers to emerge.

We continue to support regulatory policies around the world that encourage competition, investment, and growth for our customers.

     The global service provider and carrier market has experienced consolidation over the past several years. We believe that, on balance, the trend towards consolidation in the global networking industry will continue. However, deregulation and increased numbers of new entrants in the industry have promoted competition and have contributed to a tightening in the supply of capital in the marketplace. Some service providers, including some new competitive local telephone companies, were unable to obtain sufficient capital in 2000 to fund their businesses and have scaled back their business plans or discontinued their operations. Some service providers may continue to have difficulty accessing the capital markets until financial markets recover from the severe economic downturn in the United States. However, we believe that the portfolio of products and services that comprise our networking solutions, our global presence, and our current customer base will enable us to continue to provide networking solutions to service providers that have positive business outlooks, working capital, and the necessary access to further capital funding. We refer you to “Outlook and Industry Developments—Future Working Capital Requirements, Customer Financing and Turnkey Contracts” on page 18 in the 2000 Form 10-K.

     Service Provider and Carrier Markets, Customers and Competition — Regional

     United States and Canada — Our primary service provider and carrier competitors in the United States and Canada include Lucent, Cisco, and Alcatel. In the United States and Canada, our significant service provider and carrier customer groups include:

•	long-distance telephone companies;

•	incumbent local telephone companies and newly competitive local telephone companies;

•	service providers with global businesses;

•	wireless service providers;

•	Internet service providers; and

•	service providers that rent storage space for electronic data (also known as data center companies).

     As a result of substantial deregulation during the last decade, the United States and Canadian telecommunications markets today are more competitive. In Canada, the government recently auctioned licenses for advanced wireless communications service networks that will allow the wireless networking industry to offer Internet services and foster the development of 3G wireless networks. Canada expects to license more spectrum for 3G wireless networks in late 2002. In the United States, the regulatory process to allocate appropriate spectrum for new advanced wireless services, including third generation wireless services, is currently underway. This process could result in a decision regarding the allocation of 3G wireless network spectrum later in 2001 with possible 3G wireless network license auctions taking place late in 2002. Also, in the United States and Canada, our optical networking business experienced rapid growth in 2000. In 2000, we built several major fiber networks for customers in the United States and Canada.

     Europe, the Middle East and Africa — Our primary service provider and carrier competitors in the European, Middle East and Africa region include large European telecommunications equipment suppliers that generally have well-established positions with the incumbent local and long-distance telephone companies in their home countries, such as Alcatel, Ericsson, Marconi, and Siemens, and also Cisco, a U.S. corporation. Our major service provider and carrier customer groups in this region include:

•	incumbent telephone companies;

•	alternative telephone companies;

•	service providers with global businesses;

•	wireless service providers; and

•	Internet service providers.

     The rapid and increasingly severe downturn in the United States economy in the first quarter of 2001 could affect economies in Canada, Europe and in other countries and geographic regions in which we conduct business. To the extent that this occurs, the networking industry in general, and demand for our products and services in particular, are likely to be negatively affected in these countries and geographic regions.

     Despite ongoing deregulation in the European Union since 1998, barriers to competition, such as high leased line tariffs, high call termination tariffs in mobile networks, high interconnect charges, and continued market regulation, still remain in a number of countries.

     Starting in January 2001, incumbent telephone companies within the European Union are required to open up their local telephone networks to use by competitive telephone service providers, although implementation is likely to be drawn out. In 2000, the granting of 3G wireless network licenses in Europe began and most of these 3G wireless network licenses in Western Europe have been granted. We anticipate that awards of network construction projects will continue through 2002. We do not, however, expect significant levels of 3G wireless network deployment before the second half of 2002. In the future, we expect businesses in the networking industry to take advantage of continued deregulation and liberalization throughout the region. We have been awarded several major 3G wireless network “build-outs” in this region and we believe that we will be able to take advantage of future opportunities in 3G wireless networks. We have also increased our market share in optical networking in this region. In addition, we believe that our substantial voice-over-Internet Protocol supply arrangement with a major European carrier has given us a leadership position in the region in next generation networks and in the delivery of related professional services.

     Caribbean and Latin America — Our primary service provider and carrier competitors in the Caribbean and Latin America region include Ericsson, Alcatel, Lucent, and Cisco. In this region, significant service provider and carrier customer groups include:

•	incumbent telephone companies;

•	service providers with global businesses; and

•	wireless service providers.

Despite general economic uncertainty in the Caribbean and Latin America region, the networking sector in this region has continued to provide us with market opportunities as ongoing deregulation has fostered competition, foreign investment, and technological innovations. The Brazilian telecommunications market was deregulated in 1997, when licenses for wireless services were sold, and continued in 1998, when all state owned companies were sold. In 2001, four personal communications services, or PCS, licenses were sold in Brazil and others are in process. The spectrum for 3G wireless network services has been defined in Brazil and licenses for these services are expected to be offered by 2003. Argentina and Chile are the most deregulated markets in the region. Both countries have PCS wireless networks deployed and are considering 3G wireless network spectrum allocation for the end of 2001 in Argentina, and for the first quarter of 2002 in Chile. Mexico and Colombia are continuing to open their respective markets to competition. Wireless networks continue to represent our primary business in the Caribbean and Latin

America region, but optical networks are becoming increasingly important. Looking ahead, new market players, such as Internet service providers, and utility and cable companies, are expected to present further market opportunities for the networking industry in the region.

     Asia Pacific — Our primary service provider and carrier competitors in the Asia Pacific region include Ericsson, Nokia, Alcatel, Lucent, Cisco, and Motorola. In the Asia Pacific region, major service provider and carrier customer groups include:

•	incumbent telephone companies;

•	service providers with global businesses;

•	wireless service providers; and

•	Internet service providers.

The pace of deregulation in the telecommunications markets in the Asia Pacific region accelerated during 2000, particularly in Singapore, India, and China. This evolving landscape has led to regional network expansions, the entrance of new players, and a number of national and domestic restructurings by telecommunications companies that have created opportunities in the market. Continued investment in the region and unsatisfied demand for voice and data services have also continued to support market growth. The granting of 3G wireless network licenses is currently scheduled to take place in Japan, South Korea, New Zealand, Singapore, Australia, Hong Kong, and Taiwan in 2001. Looking ahead, we anticipate that these 3G wireless network license awards and the commercial availability of 3G wireless networks may become important longer-term market drivers in the Asia Pacific region. We have been awarded several major optical networking “build-outs” in China and other countries in the region and we also believe we will be able to take advantage of future opportunities in the region in optical networking. We anticipate that investments in optical networking solutions and high-speed access solutions could also become important market drivers in the region.

     Global Service Provider and Carrier Competition Factors

     The primary global factors of competition for our service provider and carrier segment include:

•	product features and availability;

•	conformity to existing and emerging industry standards;

•	product performance and reliability;

•	warranty and technical support;

•	price;

•	availability of customer financing;

•	interoperability with other networking products and ability to provide network solutions;

•	network management capabilities;

•	traditional supplier relationships, particularly in the European, Middle East and Africa region and the Asia Pacific region; and

•	where applicable, regulatory certification.

   Enterprise Segment

     Enterprise Markets, Customers and Competition — General

     We provide our enterprise networking solutions to businesses and other organizations. We offer these networking solutions to a broad range of enterprise customers around the world, including large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations. Key industry sectors for our business customers include the telecommunications, high-tech manufacturing, and financial services sectors. We also serve business customers in healthcare, retail, hospitality, services, transportation, and other industry sectors. We sell our enterprise networking solutions globally through multiple channels, including a network of value-added equipment resellers, distributors, licensees, and network and systems integrators, and, in the case of certain products sold to major customers, through domestic sales forces. Although products must comply with various safety and other standards, the global enterprise market is largely unregulated.

     Our primary competitors in the enterprise market are data networking companies, such as Cisco, as well as telecommunications equipment suppliers, including Alcatel, Avaya Inc., Siemens, and Ericsson. Since some of the markets in which we compete are characterized by rapid growth and, in certain cases, low barriers to entry and rapid technological change, some smaller niche market companies and “start-up” ventures are now, and others may become, primary competitors. For example, we currently face competition from many smaller niche companies in the sale of eBusiness solutions.

     Enterprise Markets, Customers and Competition — Regional

     United States and Canada — Our primary competitors in this segment in the United States and Canada include Avaya Inc., Cisco, 3Com Corporation, Siemens, and Ericsson. We have seen a rapid and increasingly severe downturn in the United States economy in the first quarter of 2001, which has affected growth in demand for our products and services. While we expect the United States economic downturn to continue well into the fourth quarter of 2001, there can be no certainty as to the degree of the severity or duration of this downturn. We also cannot predict the extent and timing, if any, of the impact of the economic downturn in the United States on economies in Canada, Europe and other countries and geographic regions in which we conduct business. In the United States and Canada, the growth of the Internet has been transforming traditional telecommunications, information access, and services. This has provided markets for our broad portfolio of data enterprise communications products. We anticipate that, over the long term, Internet use and the cost reduction opportunities for corporations converting to the current generation of solutions will continue to create market opportunities for our industry in the United States and Canada, particularly in optical storage networks and high-performance data networking.

     The rapid and increasingly severe downturn in the United States economy in the first quarter of 2001 could affect economies in Canada, Europe and in other countries and geographic regions in which we conduct business. To the extent that this occurs, the networking industry in general, and demand for our products and services in particular, are likely to be negatively affected in these countries and geographic regions.

     Europe, the Middle East and Africa — Our primary competitors in this segment in the European, Middle East and Africa region include Alcatel, Cisco, Ericsson, and Siemens. In the European, Middle East and Africa region, we believe our market leadership in the sale of optical networking systems in the service provider and carrier segment has led to opportunities to deliver private network optical solutions, particularly for the financial services sector. We continue to be a leader in the region in private branch exchanges, call centers, and wide area data networks, and we have experienced growth in local area campus switching. We anticipate that, over the long term, Internet use and data networking will continue to create opportunities for the networking industry in the region, particularly in eBusiness solutions as well as in extending optical networks into enterprises through optical access and short-haul optical transmission solutions.

     Caribbean and Latin America — Our primary competitors in this segment in the Caribbean and Latin America region include Siemens, Cisco, and Avaya. In the Caribbean and Latin America region, our relationships with incumbent local exchange carriers in the region, and the enhanced communications options for enterprises created by ongoing telecommunications deregulation in Latin America, have created opportunities for us in the sale of enterprise telephony network solutions. However, foreign import tariffs in Brazil and certain other countries in the region favour businesses that manufacture their products locally. Similar to other regions around the world, we anticipate that over the long term Internet use and data networking will continue to create opportunities for networking companies in the region. We anticipate that companies like us with ongoing relationships with systems integrators who have a strong market presence in key countries, such as Brazil, Mexico, and Argentina, are likely to experience particular market opportunities in the sale of eBusiness solutions and Internet Protocol-enabled solutions in the region.

     Asia Pacific — Our primary competitors in this segment in the Asia Pacific region include Avaya, Siemens, Cisco, NEC Corporation, and Ericsson. Despite the varied economic performance of countries in the Asia Pacific region, we have experienced overall growth in data and voice networking in this geographic area. We enter into strategic relationships with large, multinational business consulting firms in the region to provide complex end-to-end eBusiness solutions that are tailored to the specific needs of our enterprise customers. We also offer standard enterprise networking solutions. We anticipate further market opportunities for enterprise networking companies in this region, particularly in the sale of eBusiness solutions and other data networking solutions in countries where deregulation has led to less expensive communications services.

     Global Enterprise Competition Factors

     The principal global factors of competition for our enterprise segment include:

•	product features and availability;

•	conformity to existing and emerging industry standards;

•	product performance and reliability;

•	warranty and technical support;

•	price;

•	interoperability with other networking products and ability to provide network solutions;

•	traditional supplier relationships, particularly in the European, Middle East and Africa region and the Asia Pacific region; and

•	distribution channels.

Financial Information by Operating Segment and Product Category

     For financial information by operating segment and product category, we refer you to Note 3 to the Consolidated Financial Statements commencing on page F-11 of the 2000 Form 10-K, and we refer you to “Revenues by segment” commencing on page 26 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K. To reflect the continued evolution of our business, we are changing the way we manage our business, and, as a result, we anticipate that the classification of our products and financial information by operating segment and product category will be modified and reported on a new basis commencing the quarter ended March 31, 2001. For a discussion of this business evolution and the proposed operating segments and product categories, we refer you to “Outlook and Industry Developments—Evolution of Operating Segments and Product Categories” on page 17 of the 2000 Form 10-K.

Financial Information by Geographic Area

     For financial information by geographic area, we refer you to “Geographic information” on page F-13 in Note 3 to the Consolidated Financial Statements of the 2000 Form 10-K, and we refer you to “Revenues by geographic area” commencing on page 28 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

Working Capital

     For information on working capital in our service provider and carrier segment and in our enterprise segment, we refer you to “Outlook and Industry Developments—Future Working Capital Requirements, Customer Financing and Turnkey Contracts” on page 18 of the 2000 Form 10-K, and we refer you to “Liquidity and capital resources” commencing on page 33 and “Forward-looking statements” commencing on page 38 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

Seasonality

     Our business results in both our service provider and carrier segment and in our enterprise segment tend to be strongest in late fall/early winter, almost as strong in late spring/early summer, not quite as strong in the late summer/early fall, and the least strong in late winter/early spring due to the purchasing cycles of our customers. Accordingly, our business results in both of our operating segments are generally strongest in our fourth quarter, second strongest in our second quarter, third strongest in our third quarter, and the least strong in our first quarter. There are, however, a number of factors that could impact the purchasing patterns of our customers and consequently change or otherwise affect the seasonality of our business. For instance, we have seen a rapid and increasingly severe downturn in the United States economy in the first quarter of 2001, which has affected growth in demand for our products and services. While we expect the United States economic downturn to continue well into the fourth quarter of 2001, there can be no certainty as to the degree of the severity or duration of this downturn. We also cannot predict the extent and timing, if any, of the impact of the economic downturn in the United States on economies in Canada, Europe and other countries and geographic regions in which we conduct business. This economic downturn may change or otherwise affect the seasonality of our business. We refer you to “Forward-looking statements” commencing on page 38 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

Sources and Availability of Materials

     We are generally able to obtain sufficient materials and components from global sources to meet our needs for both of our segments. In both our service provider and carrier segment and our enterprise segment, we:

•	make significant purchases of electronic components, optical components, original equipment manufacturer products, software products, outsourced assemblies, and other materials and components from many domestic and foreign sources;

•	develop and maintain alternative sources for certain essential materials and components; and

•	occasionally maintain special inventories of components internally or request that they be maintained by suppliers to satisfy customer demand or to minimize effects of possible market shortages.

     Commencing in 1999 in our service provider and carrier segment, extraordinary increases in customer demand for optical networking systems began to exceed our ability to manufacture or otherwise obtain the necessary components and materials needed to supply these systems within customary delivery periods. This created a backlog of orders for our optical networking systems. We addressed this situation during

1999 and 2000 by increasing our internal manufacturing capacity for optical networking systems and components and by expanding our use of contract manufacturers. By the end of the second quarter of 2000, we substantially reduced the prior backlog for optical networking systems, and delivery periods returned to more traditional levels and remained unchanged at the end of 2000. We believe we will continue to manufacture or otherwise obtain sufficient components and materials to supply our optical networking systems within customary delivery periods. We refer you to “Developments in 2000—Manufacturing expansion” on page 24 and “Liquidity and capital resources” commencing on page 33 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

Research and Development

     Our research and development activities—specifically, research, design and development, systems engineering, and other product development activities—focus on our service provider and carrier and enterprise businesses. We also conduct network planning and systems engineering on behalf of, or in conjunction with, major customers. Although we derive many of our products from substantial internal research and development activities, we supplement this with technology acquired or licensed from third parties.

     We conduct most of our research and development activities in 45 primary locations, including primary locations in the United States and Canada (25), Europe and the Middle East (15), the Asia Pacific region (4), and Latin America (1). Much of this research and development activity takes place in 21 Nortel Networks sites that predominantly carry on research and development activities, while other research and development activity takes place in Nortel Networks multi-function sites. As at December 31, 2000, we employed approximately 26,500 full-time research and development employees. As at December 31, 2000, we employed approximately 12,400 full-time research and development employees in Canada, approximately 9,900 full-time research and development employees in the United States, and approximately 3,800 full-time research and development employees in Europe. We also conduct research and development activities through joint ventures and “partner” labs in countries such as China, India, and Australia.

     The following table sets forth our consolidated expenses for research and development for each of the last three fiscal years ended December 31:

	(millions of dollars)

	2000	1999	1998

Research and development expense	$3,995	$2,992	$2,532
Research and development costs incurred on behalf of others	64	131	97

Total	$4,059	$3,123	$2,629

Intellectual Property

     For both our service provider and carrier segment and our enterprise segment, we maintain a substantial portfolio of intellectual property rights, including trademarks, licenses, and an extensive and growing portfolio of patents covering significant inventions arising from research and development activities. Our trademark and trade name, Nortel Networks, is one of our most valuable assets. We sell our service provider and carrier products and our enterprise products primarily under the Nortel Networks brand name. We have registered the Nortel Networks trademark, and many of our other trademarks, in countries around the world.

     We generate a significant number of new patents and new patent applications each year as an ongoing part of the business of each of our operating segments. Approximately 75 percent of our patents relate to our service provider and carrier segment and approximately 25 percent relate to our enterprise segment. We own approximately 2,500 patents in the United States and approximately 3,000 patents in other countries. Our patents outside of the United States are primarily counterparts to our United States patents. We have entered into mutual patent cross-license agreements with several major corporations to enable each party to operate without risk of a patent infringement claim from the other. We also occasionally license single patents or groups of patents from third parties. In addition, we license certain of our patents and/or technology to third parties.

     In both our service provider and carrier segment and our enterprise segment, we use our intellectual property rights to protect our investments in research and development activities, to strengthen our leadership positions, and to enhance our competitiveness.

Acquisitions, Strategic Alliances and Minority Investments

     Since 1998, we have rapidly increased our number of strategic acquisitions to enhance the expansion of our business into the areas of data and video networking solutions. In 2000, we acquired a number of companies with resources and product or service offerings capable of providing us with additional strengths to help fulfill our vision of building the new, high-performance Internet. For information regarding the risks associated with acquisitions, we refer you to “Forward-looking statements” commencing on page 38 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K. For details of our acquisitions and acquisition strategy since January 1, 2000, we refer you to “Developments in 2000—Acquisitions in 2000” commencing on page 23 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

     We use strategic alliances to deliver certain solutions to our customers. These alliances are typically formed to fill product or service gaps in areas that we do not consider to be part of our core businesses, including, but not limited to, the areas of non-core optical components, network computing, wireless appliances, and certain applications. Strategic alliances also augment our access to potential new customers.

     We make minority investments in “start-up” businesses with technology, products, or services that have the potential to fulfill key existing or emerging market opportunities. By developing ongoing relationships with these new ventures, we believe we lay the foundation for potential future alliances to support our customer solutions.

Employee Relations

     At December 31, 2000, we employed approximately 92,900 people, including approximately: 36,700 in the United States; 25,600 in Canada; 23,600 in Europe; and 7,000 in other countries. In addition, our proportionate share of the employees of joint ventures was approximately 200 at December 31, 2000. In light of the current economic environment, particularly in the United States, and in order to optimize profitability and increase efficiency, on February 15, 2001, Nortel Networks Corporation announced an estimated reduction for 2001 of approximately 10,000 employees, which will be implemented primarily by the Company as Nortel Networks Corporation’s principal operating subsidiary. The actual number of affected employees is expected to be lower as a result of normal attrition, including retirement.

     Labor contracts cover approximately 7 percent of our employees worldwide. In Canada, labor contracts cover approximately 17 percent of our employees. Five labor contracts, covering all Canadian unionized employees, were renegotiated in 2000. Two of these five labor contracts cover approximately 79 percent of Canadian unionized employees and will expire in 2004. Two of the remaining three contracts expire in 2003, affecting approximately 6 percent of Canadian unionized employees, and the other contract expires in 2008, affecting approximately 15 percent of Canadian unionized employees. Labor contracts cover approximately 5 percent of our employees in Europe and all of our employees in Brazil. The labor contracts generally have a one-year term in Europe and Brazil, and primarily relate to remuneration.

     We believe our employee relations are positive. However, the recruitment and retention of technically skilled employees are highly competitive in the global networking industry. We believe that our continued ability to recruit and retain skilled employees will be critical to our future success. We refer you to “Forward-looking statements” commencing on page 38 in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2000 Form 10-K.

Environmental Matters

     Our manufacturing and research operations are subject to a wide range of environmental protection laws in various jurisdictions around the world. We seek to operate our business in compliance with applicable environmental laws, and have a corporate environmental management system standard and an environmental protection program to promote such compliance. We also have a periodic, risk-based, integrated environment, health and safety audit program.

     As part of our environmental policy, we attempt to evaluate and assume responsibility for the environmental impacts of products throughout their life cycles. Our environmental program focuses its activities on design for the environment, and supply chain and packaging reduction issues. We work with our suppliers and other external groups to encourage the sharing of non-proprietary information on environmental research.

     For additional information regarding our environmental matters, we refer you to “Contingencies—Environmental matters” commencing on page F-36 in Note 19 to the Consolidated Financial Statements of the 2000 Form 10-K.

*    *    *    *    *

Certain information included in this Exhibit 99.1 is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.